Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
EXPRESS-1 EXPEDITED SOLUTIONS, INC.
     Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned officer of Express-1 Expedited Solutions, Inc., a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), certifies:
     FIRST: The amendments to the Amended and Restated Certificate of Incorporation of the Corporation, as previously amended (the “Certificate of Incorporation”), set forth in this Certificate of Amendment have been duly adopted in accordance with Section 242 of the DGCL, having been approved by the Board of Directors of the Corporation on June 13, 2011 and July 22, 2011, and approved by the holders of a majority of the Corporation’s outstanding stock entitled to vote thereon on September 1, 2011, and shall become effective as of 8:45 a.m., EDT, on September 2, 2011.
     SECOND: Article I of the Certificate of Incorporation is deleted in its entirety and replaced with the following:
“ARTICLE I
CORPORATE NAME
     The name of this Corporation shall be: XPO LOGISTICS, INC.”
     THIRD: Article IV of the Certificate of Incorporation is deleted in its entirety and replaced with the following:
“ARTICLE IV
CAPITAL STOCK
     The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.001 per share, and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share. Series of preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.
     Effective as of 8:45 a.m., EDT, on September 2, 2011, each four shares of the Corporation’s common stock, par value $0.001 per share, then issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of common stock, par value $0.001, of the Corporation. No fractional shares shall be issued in connection with the foregoing combination and conversion and, in lieu thereof, any holder of the Corporation’s common stock otherwise entitled to a fraction of a share of the Corporation’s common stock shall, (i) in the case of a registered holder who holds common stock of the Corporation in book-entry form with the Corporation’s transfer agent, without further action on the part of such holder, and (ii) in the case of a registered holder who holds common stock of the Corporation in certificated form, upon delivery of a properly completed and duly executed transmittal letter from such holder and the surrender of such holder’s stock certificates, be entitled to receive cash for such holder’s fractional share based upon the net proceeds attributable to the sale of such fractional share following the aggregation and sale by the Corporation’s exchange agent of all fractional shares otherwise issuable.”
     FOURTH: Article VII of the Certificate of Incorporation is amended by inserting the following as a new second paragraph thereof:
     “Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director’s predecessor. Any vacancy on the Board of Directors, whether resulting from an increase in the number of directors or otherwise, shall be filled by the affirmative vote of a majority of the directors then holding office, even if less than a quorum, or by a sole remaining director.”

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by its Chief Executive Officer this September 1, 2011.

EXPRESS-1 EXPEDITED SOLUTIONS, INC.
By:	/s/ Michael R. Welch
Michael R. Welch
Chief Executive Officer